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                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsors and Trustee of Equity Investor Fund, Select Series, Standard & Poor's Industry Turnaround Portfolio Series 3, Defined Asset Funds:

We consent to the use in this Registration Statement No. 333-59413 of our report dated September 16, 1998, relating to the Statement of Condition of Equity Investor Fund, Select Series, Standard & Poor's Industry Turnaround Portfolio Series 3, Defined Asset Funds and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
September 16, 1998